Exhibit No. 11


                Statement re:  Computation of Per Share Earnings


                                                           Fiscal Year Ended
                                                             March 31, 1997

   1.     Net Income                                           $2,440,000

   2.     Weighted average common shares outstanding            2,357,465

   3.     Common stock equivalents due to dilutive
          effect of stock options                                  51,991

   4.     Total weighted average common shares and
          equivalents outstanding                               2,409,456

   5.     Primary earnings per share                                $1.01

   6.     Total weighted average common shares and
          equivalents outstanding                               2,409,456

   7.     Additional dilutive shares using end of
          period market value versus average market
          value for the period when utilizing the
          treasury stock method regarding stock options             9,016

   8.     Total outstanding shares for fully diluted
          earnings per share computation                        2,418,472

   9.     Fully diluted earnings per share                          $1.01